NEWS RELEASE
FOR IMMEDIATE RELEASE
July 30, 2018
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS THIRD QUARTER FISCAL YEAR 2018 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended June 30, 2018. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which will be filed with the Securities and Exchange Commission ("SEC") on or about August 9, 2018 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Financial highlights for the quarter include:

•	net income of $22.4 million;

•	basic and diluted earnings per share of $0.17;

•	net interest margin of 1.92% (2.24% excluding the effects of the leverage strategy); and

•	dividends paid of $45.0 million, or $0.335 per share, including a $0.25 per share True Blue® Capitol dividend.

On April 30, 2018, the Company, the parent company of Capitol Federal Savings Bank (the "Bank"), and Capital City Bancshares, Inc. ("CCB"), the parent company of Capital City Bank, a state chartered bank headquartered in Topeka, KS, announced the signing of a definitive agreement and plan of merger pursuant to which CCB will merge with and into the Company. Immediately upon closing the merger, Capital City Bank will merge with and into the Bank. As of June 30, 2018, the Company has recognized approximately $500 thousand in acquisition-related expenses. The transaction is currently expected to close in the fourth quarter of fiscal year 2018, during which the Company anticipates that approximately $700 thousand of additional acquisition-related expenses will be recognized.

As a result of the merger, the Bank will enter the commercial banking business through the origination of commercial lending products, offering of commercial deposit services, and will begin offering trust services. The benefits of the commercial banking business may include the following:

•	the ability to change the mix of the loan portfolio by reinvesting repayments of correspondent loans into the commercial loan portfolio,

•	the potential reduction in the cost of funds as a result of having the ability to replace Federal Home Loan Bank Topeka ("FHLB") borrowings with lower-costing commercial deposits,

•	the potential reduction in the Bank's loans-to-deposits ratio as a result of an increase in commercial deposits, and

•	the increased diversification of revenue streams and increased cross-selling opportunities resulting from access to new products and a new customer base.

Comparison of Operating Results for the Three Months Ended June 30, 2018 and March 31, 2018

For the quarter ended June 30, 2018, the Company recognized net income of $22.4 million, or $0.17 per share, compared to net income of $23.3 million, or $0.17 per share, for the quarter ended March 31, 2018. The decrease in net income was due primarily to an increase in non-interest expense.

Net interest income decreased $456 thousand, or 0.9%, from the prior quarter to $49.4 million for the current quarter. The net interest margin increased six basis points from 1.86% for the prior quarter to 1.92% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have been 2.24% for the current quarter, unchanged from the prior quarter. The decrease in net interest income and the increase in net interest margin were due mainly to the leverage strategy being in place for fewer days in the current quarter compared to the prior quarter. When the leverage strategy is in place, it increases net interest income but reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The leverage strategy was suspended at certain times during the current quarter due to the negative interest rate spreads between the related

FHLB borrowings and cash held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City") making the transaction unprofitable.
Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased 14 basis points from the prior quarter, to 3.20%, while the average balance of interest-earning assets decreased $435.1 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased five basis points from the prior quarter, to 3.40%, and the average balance of interest-earning assets would have increased $71.6 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,893	$64,194	$699	1.1%
Cash and cash equivalents	7,221	7,895	(674)	(8.5)
Mortgage-backed securities ("MBS")	5,921	5,390	531	9.9
FHLB stock	2,819	3,201	(382)	(11.9)
Investment securities	1,307	1,094	213	19.5
Total interest and dividend income	$82,161	$81,774	$387	0.5

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy increased $118 thousand from the prior quarter due to a 28 basis point increase in the weighted average yield, which was related to balances held at the FRB of Kansas City. Interest income on cash associated with the leverage strategy decreased $791 thousand from the prior quarter and dividend income on FHLB stock associated with the leverage strategy decreased $402 thousand from the prior quarter due to the leverage strategy being in place for fewer days in the current quarter compared to the prior quarter.

The increase in interest income on the MBS portfolio was due to a $47.7 million increase in the average balance of the portfolio, as well as a 10 basis point increase in the weighted average yield on the portfolio to 2.40% for the current quarter. The increase in the weighted average yield was due primarily to adjustable-rate MBS repricing to higher market rates, as well as a decrease in the impact of net premium amortization. Net premium amortization of $702 thousand during the current quarter decreased the weighted average yield on the portfolio by 29 basis points. During the prior quarter, $788 thousand of net premiums were amortized which decreased the weighted average yield on the portfolio by 33 basis points. As of June 30, 2018, the remaining net balance of premiums on our portfolio of MBS was $6.3 million.

The increase in interest income on investment securities was due to a 34 basis point increase in the weighted average yield on the portfolio to 1.77% for the current quarter, primarily resulting from the replacement of maturing securities at higher market rates.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased nine basis points from the prior quarter, to 1.44%, while the average balance of interest-bearing liabilities decreased $450.0 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased four basis points from the prior quarter, to 1.34%, and the average balance of interest-bearing liabilities would have increased $56.6 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$18,501	$18,772	$(271)	(1.4)%
Deposits	13,587	12,480	1,107	8.9
Repurchase agreements	640	633	7	1.1
Total interest expense	$32,728	$31,885	$843	2.6

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $231 thousand from the prior quarter due primarily to a one basis point increase in the weighted average rate paid, to 2.06% for the current quarter. Interest expense on FHLB borrowings associated with the leverage strategy decreased $502 thousand from the prior quarter due to the leverage strategy being in place for fewer days in the current quarter compared to the prior quarter, partially offset by an increase in the weighted average rate paid.

The increase in interest expense on deposits was due primarily to a six basis point increase in the weighted average rate paid, to 1.02% for the current quarter. The increase in the weighted average rate paid was due primarily to increases in the retail certificate of deposit portfolio rate and wholesale certificate portfolio rate, which increased seven basis points and 24 basis points, respectively.

Provision for Credit Losses
The Bank did not record a provision for credit losses during the current quarter or the prior quarter. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan charge-offs were $46 thousand during the current quarter compared to net recoveries of $20 thousand in the prior quarter. At June 30, 2018, loans 30 to 89 days delinquent were 0.19% of total loans and loans 90 or more days delinquent or in foreclosure were 0.12% of total loans. At March 31, 2018, loans 30 to 89 days delinquent were 0.19% of total loans and loans 90 or more days delinquent or in foreclosure were 0.16% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,915	$3,670	$245	6.7%
Income from bank-owned life insurance ("BOLI")	510	276	234	84.8
Other non-interest income	999	1,487	(488)	(32.8)
Total non-interest income	$5,424	$5,433	$(9)	(0.2)

The increase in retail fees and charges was due mainly to an increase in debit card income resulting from an increase in transaction volume, which was related to the seasonality of such activity. The increase in income from BOLI was due mainly to a one-time adjustment during the prior quarter to the benchmark interest rate associated with one of the policies. The decrease in other non-interest income was due primarily to a decrease in insurance commissions resulting from the receipt of annual commissions from certain insurance providers during the prior quarter and no such commissions received in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,936	$11,167	$769	6.9%
Information technology and related expense	3,363	3,622	(259)	(7.2)
Occupancy, net	2,787	2,839	(52)	(1.8)
Deposit and loan transaction costs	1,437	1,313	124	9.4
Regulatory and outside services	1,628	1,151	477	41.4
Advertising and promotional	1,490	1,337	153	11.4
Federal insurance premium	813	847	(34)	(4.0)
Office supplies and related expense	455	442	13	2.9
Other non-interest expense	602	880	(278)	(31.6)
Total non-interest expense	$24,511	$23,598	$913	3.9

The increase in salaries and employee benefits expense was due mainly to additional expense on unallocated Employee Stock Ownership Plan ("ESOP") shares arising from the $0.25 per share True Blue Capitol dividend paid on those shares in June 2018. The expense recognized in the current quarter was $344 thousand, and it is expected that $344 thousand will also be recognized during the quarter ending September 30, 2018. The increase in regulatory and outside services was due primarily to expenses related to the acquisition of CCB, as well as the timing of audit-related expenses. The decrease in other non-interest expense was due primarily to the timing of various miscellaneous expenses, along with a decrease in other real estate owned ("OREO") operations expense.

The Company's efficiency ratio was 44.68% for the current quarter compared to 42.66% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $8.0 million for the current quarter, compared to $8.4 million for the prior quarter. The decrease was due mainly to a decrease in pretax income. The effective tax rate was 26.3% for the current quarter compared to 26.5% for the prior quarter.

Comparison of Operating Results for the Nine Months Ended June 30, 2018 and 2017

The Company recognized net income of $77.5 million, or $0.58 per share, for the nine month period ended June 30, 2018 compared to net income of $63.5 million, or $0.47 per share, for the nine month period ended June 30, 2017. The increase in net income was due primarily to a decrease in income tax expense. During the current fiscal year, the Tax Cuts and Jobs Act (the "Tax Act") was enacted which reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company revalued its deferred tax assets and liabilities as of December 22, 2017 to account for the lower corporate income tax rate. The revaluation of the Company's deferred income tax assets and liabilities reduced income tax expense by $7.5 million in the quarter ending December 31, 2017. The impact of the enactment of the Tax Act was an increase in basic and diluted earnings per share of $0.08 in the quarter ending December 31, 2017. Management estimates the effective tax rate for the fourth quarter of fiscal year 2018 will be approximately 26% to 27%, resulting in an effective income tax rate of 20% to 21% for fiscal year 2018. Management estimates the effective income tax rate for fiscal year 2019 will be approximately 22%.

The net interest margin increased nine basis points, from 1.78% for the prior year nine month period to 1.87% for the current year nine month period. Excluding the effects of the leverage strategy, the net interest margin would have increased 10 basis points, from 2.13% for the prior year nine month period to 2.23% for the current year nine month period. The increase in the net interest margin was due mainly to an increase in interest-earning asset yields, as well as a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 24 basis points, from 2.84% for the prior year nine month period to 3.08% for the current year nine month period, while the average balance of interest-earning assets decreased $328.8 million from the prior year nine month period. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 10 basis points, from 3.25% for the prior year nine month period to 3.35% for the current year nine month period, while the average balance of interest-earning assets would have decreased $144.2 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$193,276	$189,064	$4,212	2.2%
Cash and cash equivalents	22,230	12,720	9,510	74.8
MBS	16,563	18,374	(1,811)	(9.9)
FHLB stock	9,115	9,153	(38)	(0.4)
Investment securities	3,395	3,301	94	2.8
Total interest and dividend income	$244,579	$232,612	$11,967	5.1

The increase in interest income on loans receivable was due to an $80.6 million increase in the average balance of the portfolio, as well as a three basis point increase in the weighted average yield on the portfolio to 3.57% for the current year nine month period. The increase in the weighted average yield was due primarily to adjustable-rate loans repricing to higher market rates, along with the origination and purchase of new loans at higher market rates.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy increased $1.0 million from the prior year nine month period due to a 70 basis point increase in the weighted average yield. Interest income on cash associated with the leverage strategy increased $8.5 million from the prior year nine month period due to a 72 basis point increase in the weighted average yield. In both cases, the increase in the weighted average yield was related to cash balances held at the FRB of Kansas City.

The decrease in interest income on the MBS portfolio was due to a $173.5 million decrease in the average balance of the portfolio, partially offset by a 14 basis point increase in the weighted average yield on the portfolio to 2.32% for the current year nine month period. Cash flows not reinvested were used primarily to fund loan growth and pay off certain maturing term borrowings. The increase in the weighted average yield was due primarily to adjustable-rate MBS repricing to higher market rates, as well as a decrease in the impact of net premium amortization. Net premium amortization of $2.3 million during the current year nine month period decreased the weighted average yield on the portfolio by 33 basis points. During the prior year nine month period, $3.3 million of net premiums were amortized which decreased the weighted average yield on the portfolio by 39 basis points.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 17 basis points, from 1.19% for the prior year nine month period to 1.36% for the current year nine month period, while the average balance of interest-bearing liabilities decreased $300.3 million from the prior year nine month period. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased one basis point, from 1.30% for the prior year nine month period to 1.31% for the current year nine month period, while the average balance of interest-bearing liabilities would have decreased $115.7 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$55,190	$50,772	$4,418	8.7%
Deposits	38,028	31,655	6,373	20.1
Repurchase agreements	2,665	4,461	(1,796)	(40.3)
Total interest expense	$95,883	$86,888	$8,995	10.4

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $5.3 million from the prior year nine month period due to a 21 basis point decrease in the weighted average rate paid on the portfolio, to 2.06% for the current year nine month period, and a $113.6 million decrease in the average balance of the portfolio. The decrease in the weighted average rate paid was due to certain maturing advances being replaced at lower effective interest rates. Interest expense on FHLB borrowings associated with the leverage strategy increased $9.7 million from the prior year nine month period due to a 77 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a 15 basis point increase in the weighted average rate, to 0.96% for the current year nine month period. The increase in the weighted average rate was primarily related to the certificate of deposit portfolio, which increased 22 basis points to 1.58% for the current year nine month period. The weighted average rate paid on wholesale certificates increased 66 basis points, to 1.48% for the current year nine month period.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$11,550	$11,123	$427	3.8%
Income from BOLI	1,320	1,669	(349)	(20.9)
Other non-interest income	3,345	3,509	(164)	(4.7)
Total non-interest income	$16,215	$16,301	$(86)	(0.5)

The increase in retail fees and charges was due mainly to increases in debit card income due to higher transaction volume in the current year and a reduction in waived fees as customers and vendors have become more accustomed to the chip card technology. The decrease in income from BOLI was due mainly to a one-time adjustment, in the second quarter of fiscal year 2018, to the benchmark interest rate associated with one of the policies.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$33,631	$32,388	$1,243	3.8%
Information technology and related expense	10,316	8,524	1,792	21.0
Occupancy, net	8,391	8,098	293	3.6
Deposit and loan transaction costs	4,157	3,918	239	6.1
Regulatory and outside services	3,919	3,994	(75)	(1.9)
Advertising and promotional	3,512	3,275	237	7.2
Federal insurance premium	2,512	2,651	(139)	(5.2)
Office supplies and related expense	1,339	1,470	(131)	(8.9)
Other non-interest expense	2,368	1,861	507	27.2
Total non-interest expense	$70,145	$66,179	$3,966	6.0

The increase in salaries and employee benefits expense was due primarily to an increase in payroll expense, as well as a new 2018 Tax Savings Bonus Plan. The 2018 Tax Savings Bonus plan is a one-time bonus award to qualifying non-officer employees. The anticipated expense associated with this plan is being recognized in fiscal year 2018 and will total approximately $1.0 million, of which $667 thousand has been recognized during the current year nine month period. It is expected that the Bank will recognize the remaining $333 thousand of expense in the fourth quarter of fiscal year 2018 related to this plan. The increase in information technology and related expense was due mainly to a change in the presentation of certain information technology professional and consulting expenses beginning in fiscal year 2018. Information technology professional and consulting expenses are now being reported in information technology and related expenses rather than regulatory and outside services. Additionally, these expenses increased compared to the prior year due primarily to ongoing enhancements to the Bank's online banking services, along with increases in information technology expenses related to software licensing and depreciation. The change in the presentation of expenses resulted in a decrease in the amount of regulatory and outside services expenses for the current year nine month period, but this was partially offset by acquisition-related expenses. The increase in other non-interest expense was due mainly to an increase in OREO operations expense.

The Company's efficiency ratio was 42.54% for the current year nine month period compared to 40.84% for the prior year nine month period. The change in the efficiency ratio was due primarily to higher non-interest expense in the current year nine month period compared to the prior year nine month period.

Income Tax Expense
Income tax expense was $17.2 million for the current year nine month period compared to $32.3 million for the prior year nine month period. The effective tax rate was 18.2% for the current year nine month period compared to 33.7% for the prior year nine month period. The decrease in the effective tax rate was due mainly to the Tax Act being signed into law in December 2017.

Financial Condition as of June 30, 2018

Total assets were $9.05 billion at June 30, 2018 compared to $9.19 billion at September 30, 2017. The $144.2 million decrease was due primarily to a $169.6 million decrease in cash and cash equivalents. During the current year nine month period, asset cash flows not reinvested were used mainly to pay off certain maturing term borrowings.

The loans receivable portfolio, net, totaled $7.24 billion at June 30, 2018 compared to $7.20 billion at September 30, 2017. During the current year nine month period, the Bank originated and refinanced $458.5 million of loans with a weighted average rate of 4.05% and purchased $318.6 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.70%. The Bank also entered into participations of $108.6 million of commercial real estate loans with a weighted average rate of 4.15%, of which $93.7 million had not yet been funded as of June 30, 2018. During the current year nine month period, the Bank funded $73.3 million of new and existing commercial real estate loans. There are no agricultural loans in the Bank's loan portfolio.

The Bank is continuing to manage the size of its loan portfolio, as it manages its liquidity levels to a target level of approximately 15%.  The size of the loan portfolio has been managed by controlling correspondent loan volume primarily through the rates offered to correspondent lenders.  Management intends to continue to manage the size of the loan portfolio after the merger with Capital City Bank by utilizing cash flows from the correspondent loan portfolio to fund commercial loan growth. Given the balance of total assets, it is unlikely that loan growth will substantially increase in the current environment. Generally, over the past few years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher costing liabilities, we have been able to maintain our net interest margin.  In addition to the repayment of securities, the Bank has emphasized growth in the deposit portfolio in part to pay down term borrowings. The ratio of securities and cash to total assets was 15.5% at June 30, 2018. In the long run, management considers a 10% ratio of stockholders' equity to total assets at the Bank an appropriate level of capital. At June 30, 2018, this ratio was 13.0%.

The Bank continued, at times, to utilize a leverage strategy to increase earnings in fiscal year 2018. The leverage strategy during the current fiscal year involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to each quarter end. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded 6.9% during the current quarter and 6.7% during the current year nine month period, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $212 thousand during the current quarter, compared to $713 thousand during the quarter ending March 31, 2018. The decrease between quarters was due mainly to an increase in the negative net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings. Additionally, management suspended the strategy during the current quarter due to the large negative interest rate spread, which resulted in the strategy not being profitable. Net income attributable to the leverage strategy was $1.7 million for the current year nine month period, compared to $2.2 million for the prior year nine month period. Management continues to monitor the net interest rate spread and overall profitability of the strategy. The strategy will be reimplemented if it reaches a position that is profitable.

Total liabilities were $7.71 billion at June 30, 2018 compared to $7.82 billion at September 30, 2017. The $117.2 million decrease was due mainly to a decrease in repurchase agreements resulting from the payoff of a maturing repurchase agreement during the current year nine month period.

Stockholders' equity was $1.34 billion at June 30, 2018 compared to $1.37 billion at September 30, 2017. The $27.0 million decrease was due primarily to the payment of $106.9 million in cash dividends, partially offset by net income of $77.5 million. The cash dividends paid during the current year nine month period totaled $0.795 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2017 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol dividend, and three regular quarterly cash dividends totaling $0.255 per share. On July 18, 2018, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on August 17, 2018 to stockholders of record as of the close of business on August 3, 2018.

At June 30, 2018, Capitol Federal Financial, Inc., at the holding company level, had $124.6 million on deposit at the Bank. For fiscal year 2018, it is the intent of the Board of Directors and management to continue the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	June 30,	September 30,	June 30,
	2018	2017	2017
	(Dollars in thousands)
Stockholders' equity	$1,341,325	$1,368,313	$1,358,986
Equity to total assets at end of period	14.8%	14.9%	14.9%

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2018.

Total shares outstanding	138,256,735
Less unallocated ESOP shares and unvested restricted stock	(3,727,507)
Net shares outstanding	134,529,228

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of June 30, 2018, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at June 30, 2018.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	11.0%	5.0%
Common equity tier 1 capital ratio	26.2	6.5
Tier 1 capital ratio	26.2	8.0
Total capital ratio	26.4	10.0

A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of June 30, 2018 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,172,779
Accumulated Other Comprehensive Income ("AOCI")	(3,763)
Total tier 1 capital	1,169,016
ACL	8,344
Total capital	$1,177,360

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 48 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the possibility that expected cost savings, synergies and other benefits from the acquisition of CCB might not be realized within the anticipated time frames or at all, and the possibility that costs or difficulties relating to integration matters might be greater than expected, changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	700 S Kansas Ave
Chief Financial Officer and Treasurer	Topeka, KS 66603
700 S Kansas Ave	(785) 270-6055
Topeka, KS 66603	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	September 30,
	2018	2017
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $174,490 and $340,748)	$182,078	$351,659
Securities:
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $556,257 and $410,541)	555,361	415,831
Held-to-maturity at amortized cost (estimated fair value of $654,965 and $833,009)	664,522	827,738
Loans receivable, net (ACL of $8,344 and $8,398)	7,239,384	7,195,071
FHLB stock, at cost	100,694	100,954
Premises and equipment, net	85,604	84,818
Other assets	221,094	216,845
TOTAL ASSETS	$9,048,737	$9,192,916

LIABILITIES:
Deposits	$5,323,083	$5,309,868
FHLB borrowings	2,174,816	2,173,808
Repurchase agreements	100,000	200,000
Advance payments by borrowers for taxes and insurance	39,700	63,749
Income taxes payable, net	—	530
Deferred income tax liabilities, net	18,525	24,458
Accounts payable and accrued expenses	51,288	52,190
Total liabilities	7,707,412	7,824,603

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,256,735 and 138,223,835
shares issued and outstanding as of June 30, 2018 and September 30, 2017, respectively	1,383	1,382
Additional paid-in capital	1,168,325	1,167,368
Unearned compensation, ESOP	(36,756)	(37,995)
Retained earnings	204,610	234,640
AOCI, net of tax	3,763	2,918
Total stockholders' equity	1,341,325	1,368,313
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,048,737	$9,192,916

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2018	2017
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,893	$64,194	$193,276	$189,064
Cash and cash equivalents	7,221	7,895	22,230	12,720
MBS	5,921	5,390	16,563	18,374
FHLB stock	2,819	3,201	9,115	9,153
Investment securities	1,307	1,094	3,395	3,301
Total interest and dividend income	82,161	81,774	244,579	232,612

INTEREST EXPENSE:
FHLB borrowings	18,501	18,772	55,190	50,772
Deposits	13,587	12,480	38,028	31,655
Repurchase agreements	640	633	2,665	4,461
Total interest expense	32,728	31,885	95,883	86,888

NET INTEREST INCOME	49,433	49,889	148,696	145,724

PROVISION FOR CREDIT LOSSES	—	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,433	49,889	148,696	145,724

NON-INTEREST INCOME:
Retail fees and charges	3,915	3,670	11,550	11,123
Income from BOLI	510	276	1,320	1,669
Other non-interest income	999	1,487	3,345	3,509
Total non-interest income	5,424	5,433	16,215	16,301

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,936	11,167	33,631	32,388
Information technology and related expense	3,363	3,622	10,316	8,524
Occupancy, net	2,787	2,839	8,391	8,098
Deposit and loan transaction costs	1,437	1,313	4,157	3,918
Regulatory and outside services	1,628	1,151	3,919	3,994
Advertising and promotional	1,490	1,337	3,512	3,275
Federal insurance premium	813	847	2,512	2,651
Office supplies and related expense	455	442	1,339	1,470
Other non-interest expense	602	880	2,368	1,861
Total non-interest expense	24,511	23,598	70,145	66,179
INCOME BEFORE INCOME TAX EXPENSE	30,346	31,724	94,766	95,846
INCOME TAX EXPENSE	7,974	8,394	17,228	32,311
NET INCOME	$22,372	$23,330	$77,538	$63,535

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2018	2017
	(Dollars in thousands, except per share amounts)
Net income	$22,372	$23,330	$77,538	$63,535
Income allocated to participating securities	(9)	(10)	(32)	(36)
Net income available to common stockholders	$22,363	$23,320	$77,506	$63,499

Average common shares outstanding	134,401,188	134,386,469	134,386,678	133,962,680
Average committed ESOP shares outstanding	83,052	41,758	41,602	41,601
Total basic average common shares outstanding	134,484,240	134,428,227	134,428,280	134,004,281

Effect of dilutive stock options	45,713	47,001	62,275	185,477

Total diluted average common shares outstanding	134,529,953	134,475,228	134,490,555	134,189,758

Net earnings per share:
Basic	$0.17	$0.17	$0.58	$0.47
Diluted	$0.17	$0.17	$0.58	$0.47

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	578,777	598,195	541,493	202,718

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	June 30, 2018			March 31, 2018			September 30, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$3,931,251	3.71%	54.4%	$3,919,353	3.69%	54.5%	$3,959,232	3.70%	55.1%
Correspondent purchased	2,514,929	3.56	34.8	2,490,776	3.54	34.6	2,445,311	3.53	34.0
Bulk purchased	309,837	2.41	4.3	327,611	2.33	4.6	351,705	2.29	4.9
Construction	27,565	3.54	0.4	28,195	3.49	0.4	30,647	3.45	0.4
Total	6,783,582	3.59	93.9	6,765,935	3.57	94.1	6,786,895	3.56	94.4
Commercial:
Permanent	274,410	4.10	3.8	273,507	4.10	3.8	183,030	4.24	2.6
Construction	44,645	4.64	0.6	25,995	4.59	0.4	86,952	3.80	1.2
Total	319,055	4.17	4.4	299,502	4.14	4.2	269,982	4.10	3.8
Total real estate loans	7,102,637	3.62	98.3	7,065,437	3.59	98.3	7,056,877	3.58	98.2

Consumer loans:
Home equity	119,079	5.79	1.6	117,971	5.57	1.6	122,066	5.40	1.7
Other	4,453	4.02	0.1	4,334	4.03	0.1	3,808	4.05	0.1
Total consumer loans	123,532	5.73	1.7	122,305	5.52	1.7	125,874	5.36	1.8
Total loans receivable	7,226,169	3.66	100.0%	7,187,742	3.63	100.0%	7,182,751	3.61	100.0%

Less:
ACL	8,344			8,390			8,398
Discounts/unearned loan fees	25,124			24,996			24,962
Premiums/deferred costs	(46,683)			(46,307)			(45,680)
Total loans receivable, net	$7,239,384			$7,200,663			$7,195,071

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that are sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the nine months ended June 30, 2018, the Bank endorsed $15.4 million of one- to four-family loans, reducing the average rate on those loans by 20 basis points.

	For the Three Months Ended
	June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,187,742	3.63%	$7,177,504	3.62%	$7,182,751	3.61%	$7,228,425	3.60%
Originations and refinances:
Fixed	143,059	4.21	77,825	3.80	109,102	3.70	102,687	3.82
Adjustable	54,385	4.42	36,612	4.28	37,502	4.26	44,900	4.10
Purchases and participations:
Fixed	78,650	4.04	120,155	3.85	85,565	3.73	76,906	3.92
Adjustable	30,017	3.49	48,062	3.61	64,689	3.87	17,046	3.33
Change in undisbursed loan funds	19,808		(25,002)		(17,706)		21,823
Repayments	(286,923)		(246,894)		(283,880)		(307,909)
Principal (charge-offs) recoveries, net	(46)		20		(28)		(88)
Other	(523)		(540)		(491)		(1,039)
Ending balance	$7,226,169	3.66	$7,187,742	3.63	$7,177,504	3.62	$7,182,751	3.61

	For the Nine Months Ended
	June 30, 2018		June 30, 2017
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,182,751	3.61%	$6,949,522	3.60%
Originations and refinances:
Fixed	329,986	3.94	408,536	3.57
Adjustable	128,499	4.33	142,355	3.75
Purchases and participations:
Fixed	284,370	3.87	466,567	3.70
Adjustable	142,768	3.71	70,350	2.96
Change in undisbursed loan funds	(22,900)		55,206
Repayments	(817,697)		(861,899)
Principal charge-offs, net	(54)		(54)
Other	(1,554)		(2,158)
Ending balance	$7,226,169	3.66	$7,228,425	3.60

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2018			June 30, 2018
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$51,678	3.67%	16.9%	$131,665	3.40%	14.9%
> 15 years	167,293	4.27	54.7	440,018	4.02	49.7
Commercial real estate	1,000	4.00	0.3	39,049	4.13	4.4
Home equity	1,631	6.13	0.5	3,250	6.06	0.4
Other	107	11.41	—	374	9.16	—
Total fixed-rate	221,709	4.15	72.4	614,356	3.91	69.4

Adjustable-rate:
One- to four-family:
<= 36 months	2,568	3.37	0.8	5,111	3.11	0.6
> 36 months	60,419	3.57	19.8	139,035	3.36	15.7
Commercial real estate	420	4.50	0.1	69,963	4.17	7.9
Home equity	20,190	5.79	6.6	54,809	5.55	6.2
Other	805	2.54	0.3	2,349	3.30	0.2
Total adjustable-rate	84,402	4.09	27.6	271,267	4.00	30.6

Total originated, refinanced and purchased	$306,111	4.13	100.0%	$885,623	3.94	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$77,650	4.04		$245,361	3.82
Participations - commercial real estate	1,000	4.00		39,009	4.13
Total fixed-rate purchased/participations	78,650	4.04		284,370	3.87

Adjustable-rate:
Correspondent - one- to four-family	30,017	3.49		73,225	3.27
Participations - commercial real estate	—	—		69,543	4.16
Total adjustable-rate purchased/participations	30,017	3.49		142,768	3.71

Total purchased/participation loans	$108,667	3.89		$427,138	3.81

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in March 2018, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2018					March 31, 2018					September 30, 2017
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,931,251	58.2%	768	63%	$137	$3,919,353	58.2%	768	62%	$136	$3,959,232	58.6%	767	63%	$135
Correspondent purchased	2,514,929	37.2	764	67	378	2,490,776	37.0	764	67	377	2,445,311	36.2	764	68	375
Bulk purchased	309,837	4.6	759	62	305	327,611	4.8	759	62	305	351,705	5.2	757	63	305
	$6,756,017	100.0%	766	64	186	$6,737,740	100.0%	766	64	185	$6,756,248	100.0%	765	65	182

One- to Four-Family Loan Commitments - The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of June 30, 2018, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$10,638	$31,613	$15,352	$57,603	4.09%
Correspondent	4,761	58,655	8,872	72,288	4.30
	$15,399	$90,268	$24,224	$129,891	4.21

Rate	3.80%	4.38%	3.81%

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current year nine month period, $20.6 million and $59.0 million, respectively, were refinanced from other lenders.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2018			June 30, 2018
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$159,771	78%	762	$341,407	77%	762
Refinanced by Bank customers	14,520	66	744	55,836	67	750
Correspondent purchased	107,667	73	766	318,586	73	765
	$281,958	76	763	$715,829	75	763

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the nine month period ended June 30, 2018.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2018			June 30, 2018
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$150,867	53.5%	4.08%	$350,282	48.9%	3.83%
Missouri	52,081	18.5	4.05	131,854	18.4	3.80
Texas	40,621	14.4	3.83	128,773	18.0	3.66
Other states	38,389	13.6	3.84	104,920	14.7	3.67
	$281,958	100.0%	4.01	$715,829	100.0%	3.77

Commercial Real Estate Loans: During the current year nine month period, the Bank entered into commercial real estate loan participations of $108.6 million, which included $102.6 million of commercial real estate construction loans. Substantially all of the $102.6 million of commercial real estate construction loans had not yet been funded as of June 30, 2018.

The following table presents the Bank's commercial real estate loans and loan commitments by industry classification, as defined by the North American Industry Classification System, as of June 30, 2018. Based on the terms of the construction loans as of June 30, 2018, of the $142.5 million of undisbursed amounts in the table, which does not include outstanding commitments, $29.8 million is projected to be disbursed by September 30, 2018, and an additional $88.0 million is projected to be disbursed by June 30, 2019. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. Included in the table are fixed-rate loans totaling $347.3 million at a weighted average rate of 4.13% and adjustable-rate loans totaling $201.1 million at a weighted average rate of 4.69%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at June 30, 2018 having shorter terms to maturity. Additionally, the credit risk for most of the Bank's commercial real estate borrowing relationships is mitigated due to the amount of equity injected into the projects, strong debt service coverage ratios, and the liquidity, personal cash flow and net worth of the guarantors. Several of these borrowing relationships have a preference for fixed-rate loans and the market interest rates are typically lower for these types of borrowers.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$144,640	$35,416	$180,056	$24,000	$204,056	37.2%
Health care and social assistance	71,871	61,326	133,197	27,941	161,138	29.4
Real estate rental and leasing	35,744	23,813	59,557	—	59,557	10.9
Multi-family	9,997	20,806	30,803	24,783	55,586	10.1
Arts, entertainment, and recreation	32,700	—	32,700	—	32,700	6.0
Retail trade	17,653	1,159	18,812	10,100	28,912	5.3
Manufacturing	6,334	—	6,334	—	6,334	1.1
Other	116	—	116	—	116	—
	$319,055	$142,520	$461,575	$86,824	$548,399	100.0%

Weighted average rate	4.17%	4.53%	4.28%	4.62%	4.34%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of June 30, 2018.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$124,175	$48,453	$172,628	$29,900	$202,528	36.9%
Missouri	97,931	71,378	169,309	32,141	201,450	36.8
Kansas	73,474	383	73,857	—	73,857	13.5
Kentucky	—	—	—	24,783	24,783	4.5
Nebraska	144	20,806	20,950	—	20,950	3.8
Colorado	7,798	—	7,798	—	7,798	1.4
Arkansas	7,789	—	7,789	—	7,789	1.4
California	6,334	—	6,334	—	6,334	1.2
Montana	1,410	1,500	2,910	—	2,910	0.5
	$319,055	$142,520	$461,575	$86,824	$548,399	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of June 30, 2018.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$155,742
>$15 to $30 million	11	264,155
>$10 to $15 million	3	37,152
>$5 to $10 million	3	20,023
$1 to $5 million	22	63,079
Less than $1 million	19	8,248
	62	$548,399

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at June 30, 2018, approximately 68% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately five months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	104	$7,639	106	$8,476	129	$11,435	129	$13,257	120	$10,455
Correspondent purchased	6	1,757	5	744	4	1,118	8	1,827	5	1,278
Bulk purchased	16	3,773	17	4,182	21	4,691	22	3,194	15	2,511
Commercial	1	40	—	—	—	—	—	—	—	—
Consumer:
Home equity	21	341	21	349	32	604	30	467	30	412
Other	9	22	3	7	6	33	5	33	5	14
	157	$13,572	152	$13,758	192	$17,881	194	$18,778	175	$14,670
30 to 89 days delinquent loans
to total loans receivable, net		0.19%		0.19%		0.25%		0.26%		0.20%

	Non-Performing Loans and OREO at:
	June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	64	$5,043	67	$6,434	67	$5,981	67	$5,515	50	$4,264
Correspondent purchased	4	863	4	1,151	2	553	1	91	—	—
Bulk purchased	8	2,597	12	3,325	14	3,693	13	3,371	18	4,805
Consumer:
Home equity	25	423	24	423	25	511	21	406	27	484
Other	2	2	4	5	1	3	1	4	2	10
	103	8,928	111	11,338	109	10,741	103	9,387	97	9,563

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.16%		0.15%		0.13%		0.13%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	24	$2,469	27	$2,961	32	$3,385	50	$4,567	89	$9,493
Correspondent purchased	1	95	—	—	3	768	8	1,690	9	1,589
Bulk purchased	1	340	1	342	2	442	4	846	3	1,023
Consumer:
Home equity	4	68	3	55	5	86	7	113	12	251
	30	2,972	31	3,358	42	4,681	69	7,216	113	12,356
Total non-performing loans	133	11,900	142	14,696	151	15,422	172	16,603	210	21,919

Non-performing loans as a percentage of total loans		0.16%		0.20%		0.21%		0.23%		0.30%

OREO:
One- to four-family:
Originated(2)	4	$208	2	$232	2	$40	4	$58	9	$200
Bulk purchased	2	689	1	454	2	768	5	1,279	5	1,671
Consumer:
Home equity	—	—	—	—	1	67	1	67	1	82
	6	897	3	686	5	875	10	1,404	15	1,953
Total non-performing assets	139	$12,797	145	$15,382	156	$16,297	182	$18,007	225	$23,872

Non-performing assets as a percentage of total assets		0.14%		0.17%		0.18%		0.20%		0.26%

(1)
Represents loans required to be reported as nonaccrual pursuant to regulatory reporting requirements even if the loans are current. At June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, this amount was comprised of $990 thousand, $935 thousand, $1.8 million, $1.8 million, and $2.7 million, respectively, of loans that were 30 to 89 days delinquent and were reported as such, and $2.0 million, $2.4 million, $2.9 million, $5.4 million, and $9.7 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(Dollars in thousands)
Balance at beginning of period	$8,390	$8,370	$8,398	$8,486	$8,447
Charge-offs:
One- to four-family:
Originated	(51)	(68)	(3)	(27)	(4)
Correspondent purchased	—	(128)	—	—	—
Bulk purchased	—	—	—	(143)	(25)
Total	(51)	(196)	(3)	(170)	(29)
Consumer:
Home equity	(1)	—	(31)	(18)	(9)
Other	(2)	(4)	—	(5)	(3)
Total	(3)	(4)	(31)	(23)	(12)
Total charge-offs	(54)	(200)	(34)	(193)	(41)
Recoveries:
One- to four-family:
Originated	4	17	—	1	3
Bulk purchased	—	196	—	96	69
Total	4	213	—	97	72
Consumer:
Home equity	3	7	6	8	5
Other	1	—	—	—	3
Total	4	7	6	8	8
Total recoveries	8	220	6	105	80
Net (charge-offs) recoveries	(46)	20	(28)	(88)	39
Provision for credit losses	—	—	—	—	—
Balance at end of period	$8,344	$8,390	$8,370	$8,398	$8,486

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.33	(0.13)	0.16	0.43	(0.15)
ACL to non-performing loans at end of period	70.12	57.09	54.27	50.58	38.72
ACL to loans receivable, net at end of period	0.12	0.12	0.12	0.12	0.12
ACL to net charge-offs (annualized)	45.3x	N/M(1)	76.4x	23.6x	N/M(1)

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

	For the Nine Months Ended
	June 30,
	2018	2017
	(Dollars in thousands)
Balance at beginning of period	$8,398	$8,540
Charge-offs:
One- to four-family:
Originated	(122)	(45)
Correspondent purchased	(128)	—
Bulk purchased	—	(73)
Total	(250)	(118)
Consumer:
Home equity	(32)	(33)
Other	(6)	(4)
Total	(38)	(37)
Total charge-offs	(288)	(155)
Recoveries:
One- to four-family:
Originated	21	3
Bulk purchased	196	69
Total	217	72
Consumer:
Home equity	16	18
Other	1	11
Total	17	29
Total recoveries	234	101
Net charge-offs	(54)	(54)
Provision for credit losses	—	—
Balance at end of period	$8,344	$8,486

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs during the
period to average non-performing assets	0.35	0.19
ACL to non-performing loans at end of period	70.12	38.72
ACL to loans receivable, net at end of period	0.12	0.12
ACL to net charge-offs (annualized)	116.8x	118.3x

The distribution of our ACL at the dates indicated is summarized below.

	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(Dollars in thousands)
One- to four-family:
Originated	$3,008	$3,134	$3,090	$3,149	$3,196
Correspondent purchased	1,923	2,034	1,902	1,922	1,916
Bulk purchased	1,000	1,000	1,000	1,000	1,000
Construction	21	22	25	24	26
Total	5,952	6,190	6,017	6,095	6,138
Commercial	2,230	2,038	2,157	2,112	2,089
Consumer	162	162	196	191	259
Total	$8,344	$8,390	$8,370	$8,398	$8,486

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. The majority of our securities are issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 73% of our securities portfolio at June 30, 2018. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	June 30, 2018			March 31, 2018			September 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$620,955	2.25%	3.0	$643,816	2.23%	3.0	$632,422	2.14%	2.9
GSE debentures	240,543	1.99	2.3	271,354	1.62	1.4	271,300	1.29	1.3
Municipal bonds	23,763	1.56	1.8	24,131	1.57	2.0	28,337	1.65	2.0
Total fixed-rate securities	885,261	2.16	2.8	939,301	2.03	2.5	932,059	1.88	2.4

Adjustable-rate securities:
MBS	335,518	2.84	5.0	335,310	2.70	5.3	304,153	2.55	4.6
Trust preferred securities	—	—	—	—	—	—	2,067	2.58	19.7
Total adjustable-rate securities	335,518	2.84	5.0	335,310	2.70	5.3	306,220	2.55	4.7
Total securities portfolio	$1,220,779	2.35	3.4	$1,274,611	2.21	3.3	$1,238,279	2.05	3.0

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	June 30, 2018			March 31, 2018			December 31, 2017			September 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$982,405	2.39%	3.8	$951,238	2.31%	3.7	$942,447	2.28%	3.5	$1,017,145	2.26%	3.6
Maturities and repayments	(69,843)			(63,520)			(66,116)			(72,966)
Net amortization of (premiums)/discounts	(702)			(788)			(854)			(937)
Purchases:
Fixed	24,348	2.90	3.7	77,437	2.92	4.1	25,908	2.46	5.5	—	—	—
Adjustable	23,544	2.35	3.0	19,610	2.68	4.3	50,874	2.35	4.7	—	—	—
Change in valuation on AFS securities	(1,483)			(1,572)			(1,021)			(795)
Ending balance - carrying value	$958,269	2.46	3.7	$982,405	2.39	3.8	$951,238	2.31	3.7	$942,447	2.28	3.5

	For the Nine Months Ended
	June 30, 2018			June 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$942,447	2.28%	3.5	$1,246,078	2.19%	3.5
Maturities and repayments	(199,479)			(234,128)
Net amortization of (premiums)/discounts	(2,344)			(3,297)
Purchases:
Fixed	127,693	2.82	4.3	10,890	1.99	3.8
Adjustable	94,028	2.42	4.2	—	—	—
Change in valuation on AFS securities	(4,076)			(2,398)
Ending balance - carrying value	$958,269	2.46	3.7	$1,017,145	2.26	3.6

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	June 30, 2018			March 31, 2018			December 31, 2017			September 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$293,113	1.61%	1.5	$321,452	1.40%	1.2	$301,122	1.33%	1.5	$326,786	1.29%	1.6
Maturities, calls and sales	(71,700)			(52,360)			(3,768)			(25,818)
Net amortization of (premiums)/discounts	(43)			(43)			(48)			(55)
Purchases:
Fixed	40,564	3.02	2.1	25,000	2.81	1.0	25,000	2.45	1.0	—	—	—
Change in valuation on AFS securities	(320)			(936)			(854)			209
Ending balance - carrying value	$261,614	1.95	2.2	$293,113	1.61	1.5	$321,452	1.40	1.2	$301,122	1.33	1.5

	For the Nine Months Ended
	June 30, 2018			June 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$301,122	1.33%	1.5	$382,097	1.20%	1.2
Maturities, calls and sales	(127,828)			(80,420)
Net amortization of (premiums)/discounts	(134)			(190)
Purchases:
Fixed	90,564	2.80	1.5	26,535	1.68	4.0
Change in valuation on AFS securities	(2,110)			(1,236)
Ending balance - carrying value	$261,614	1.95	2.2	$326,786	1.29	1.6

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2018			March 31, 2018			September 30, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$262,139	—%	4.9%	$271,181	—%	5.0%	$243,670	—%	4.6%
Interest-bearing checking	647,979	0.05	12.2	662,178	0.05	12.4	615,615	0.05	11.6
Savings	388,983	0.53	7.3	376,294	0.41	7.0	349,977	0.24	6.6
Money market	1,179,698	0.47	22.2	1,198,900	0.38	22.4	1,190,185	0.24	22.4
Retail certificates of deposit	2,437,769	1.72	45.8	2,456,532	1.64	45.9	2,450,418	1.52	46.1
Public units	406,515	1.78	7.6	389,108	1.56	7.3	460,003	1.28	8.7
	$5,323,083	1.07	100.0%	$5,354,193	0.98	100.0%	$5,309,868	0.89	100.0%

The following table presents scheduled maturities of our certificates of deposit, including public units, along with associated weighted average rates, as of June 30, 2018:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$262,287	$4,354	$—	$—	$266,641	0.80%
1.00 – 1.99%	682,953	600,672	361,663	347,710	1,992,998	1.68
2.00 – 2.99%	97,107	314,668	21,797	151,073	584,645	2.31
	$1,042,347	$919,694	$383,460	$498,783	$2,844,284	1.73

Percent of total	36.7%	32.3%	13.5%	17.5%
Weighted average rate	1.41	1.89	1.81	2.03
Weighted average maturity (in years)	0.5	1.5	2.5	3.7	1.6
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.8

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of June 30, 2018.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal Year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2018	$275,000	$—	1.73%	2.17%
2019	600,000	—	1.83	1.90
2020	350,000	100,000	2.11	2.11
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,075,000	$100,000	2.02	2.10

(1)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit amounts, and term borrowings for the next four quarters as of June 30, 2018.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2018	$156,836	1.05%	$93,367	1.71%	$275,000	2.17%	$525,203	1.75%
December 31, 2018	201,572	1.29	65,915	1.80	300,000	1.73	567,487	1.58
March 31, 2019	173,205	1.33	45,299	1.56	—	—	218,504	1.37
June 30, 2019	229,413	1.42	76,740	1.77	200,000	2.11	506,153	1.74
	$761,026	1.29	$281,321	1.72	$775,000	1.98	$1,817,347	1.65

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The weighted average effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2018			March 31, 2018			December 31, 2017			September 30, 2017
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,175,000	2.09%	2.4	$2,175,000	2.09%	2.7	$2,375,000	2.16%	2.7	$2,175,000	2.23%	2.5
Maturities:
FHLB advances	(100,000)	2.82		—	—		(100,000)	2.53		(100,000)	3.12
Repurchase agreements	—	—		—	—		(100,000)	3.35		—	—
New FHLB borrowings:
Fixed-rate	—	—	—	—	—	—	—	—	—	100,000	1.85	3.0
Interest rate swaps(1)	100,000	2.92	10.0	—	—	—	—	—	—	200,000	2.05	6.0
Ending balance	$2,175,000	2.10	2.7	$2,175,000	2.09	2.4	$2,175,000	2.09	2.7	$2,375,000	2.16	2.7

	For the Nine Months Ended
	June 30, 2018			June 30, 2017
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,375,000	2.16%	2.7	$2,575,000	2.29%	2.9
Maturities:
FHLB advances	(200,000)	2.68		(400,000)	2.62
Repurchase agreements	(100,000)	3.35		—	—
New FHLB borrowings:
Interest rate swaps(1)	100,000	2.92	10.0	—	—	—
Ending balance	$2,175,000	2.10	2.7	$2,175,000	2.23	2.5

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At June 30, 2018, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(303.6) million, or (3.36)% of total assets, compared to $65.6 million, or 0.72% of total assets, at March 31, 2018. The decrease in the one-year gap amount was due primarily to an increase in the amount of borrowings and certificates of deposit projected to reprice over the next year. In addition, cash flows from mortgage-related assets projected to reprice decreased compared to March 31, 2018 due to higher interest rates. This increase in interest rates resulted in lower projected cash flows on these assets over the next year compared to March 31, 2018. The decrease in the projected cash flows on mortgage-related assets was partially offset by an increase in the amount of cash held at June 30, 2018. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2018, the Bank's one-year gap is projected to be $(676.3) million, or (7.47)% of total assets. This compares to a one-year gap of $(327.0) million, or (3.59)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2018.

During the current quarter, loan repayments totaled $286.9 million and cash flows from the securities portfolio totaled $141.6 million. The asset cash flows of $428.5 million were reinvested into new assets at current market interest rates. Total cash flows from fixed-rate liabilities that matured and repriced into current market interest rates during the current quarter were $412.9 million. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of June 30, 2018 was 1.8 years. However, including the impact of interest rate swaps related to $300.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of June 30, 2018 was 2.7 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Purchases in the securities portfolio over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise or used to purchase higher-yielding assets. The WAL of the Bank's securities portfolio as of June 30, 2018 was 2.8 years.

In addition to the wholesale strategies, the Bank has sought to increase core deposits and long-term certificates of deposit. Core deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. At June 30, 2018 the WAL of the Bank's non-maturity deposits was 12.6 years.

Over the last few years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise in a given time period.

Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2018. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$261,614	1.95%	1.6	21.4%	3.0%
MBS - fixed	620,302	2.25	3.3	50.9	7.1
MBS - adjustable	337,967	2.84	3.0	27.7	3.9
Total securities	1,219,883	2.35	2.8	100.0%	14.0
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,159,642	3.10	4.2	16.0%	13.3
> 15 years	4,490,849	3.85	6.7	62.1	51.4
All other fixed-rate loans	285,700	4.21	4.4	4.0	3.3
Total fixed-rate loans	5,936,191	3.72	6.1	82.1	68.0
Adjustable-rate one- to four-family:
<= 36 months	246,404	1.88	3.6	3.4	2.8
> 36 months	859,122	3.19	2.8	11.9	9.8
All other adjustable-rate loans	184,452	5.17	6.0	2.6	2.1
Total adjustable-rate loans	1,289,978	3.22	3.4	17.9	14.7
Total loans receivable	7,226,169	3.63	5.6	100.0%	82.7
FHLB stock	100,694	6.72	1.7		1.2
Cash and cash equivalents	182,078	1.95	—		2.1
Total interest-earning assets	$8,728,824	3.45	5.1		100.0%

Non-maturity deposits	$2,478,799	0.32	12.6	46.6%	32.6%
Retail certificates of deposit	2,437,769	1.72	1.8	45.8	32.1
Public units	406,515	1.78	0.8	7.6	5.4
Total deposits	5,323,083	1.07	6.7	100.0%	70.1
Term borrowings	2,175,000	2.10	2.7	95.6%	28.6
FHLB line of credit	100,000	2.11	—	4.4	1.3
Total borrowings	2,275,000	2.10	2.5	100.0%	29.9
Total interest-bearing liabilities	$7,598,083	1.38	5.5		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at June 30, 2018, as well as selected performance ratios and other information as of the dates and for the periods shown. At June 30, 2018, the leverage strategy was not in place, so the yields/rates presented at June 30, 2018 in the tables below do not reflect the effects of the leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Nine Months Ended
	June 30,	June 30, 2018			June 30, 2017
	2018	Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.63%	$7,206,710	$193,276	3.57%	$7,126,112	$189,064	3.54%
MBS(2)	2.46	952,239	16,563	2.32	1,125,689	18,374	2.18
Investment securities(2)(3)	1.95	300,347	3,395	1.51	346,035	3,301	1.27
FHLB stock	6.72	184,275	9,115	6.61	194,422	9,153	6.29
Cash and cash equivalents(4)	1.95	1,943,369	22,230	1.51	2,123,529	12,720	0.79
Total interest-earning assets(1)(2)	3.45	10,586,940	244,579	3.08	10,915,787	232,612	2.84
Other non-interest-earning assets		306,598			297,478
Total assets		$10,893,538			$11,213,265

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$868,636	233	0.04	$824,150	226	0.04
Savings	0.53	363,808	1,027	0.38	344,874	567	0.22
Money market	0.47	1,190,407	3,103	0.35	1,209,279	2,141	0.24
Retail certificates	1.72	2,436,347	29,084	1.60	2,439,370	26,352	1.44
Wholesale certificates	1.78	413,821	4,581	1.48	386,860	2,369	0.82
Total deposits	1.07	5,273,019	38,028	0.96	5,204,533	31,655	0.81
FHLB borrowings(5)	2.08	4,000,632	55,190	1.83	4,298,883	50,772	1.57
Repurchase agreements	2.53	129,495	2,665	2.71	200,000	4,461	2.94
Total borrowings	2.10	4,130,127	57,855	1.86	4,498,883	55,233	1.63
Total interest-bearing liabilities	1.38	9,403,146	95,883	1.36	9,703,416	86,888	1.19
Other non-interest-bearing liabilities		124,551			122,534
Stockholders' equity		1,365,841			1,387,315
Total liabilities and stockholders' equity		$10,893,538			$11,213,265

Net interest income(6)			$148,696			$145,724
Net interest rate spread(7)(8)	2.07			1.72			1.65
Net interest-earning assets		$1,183,794			$1,212,371
Net interest margin(8)(9)				1.87			1.78
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.12x

Selected performance ratios:
Return on average assets (annualized)(8)				0.95%			0.76%
Return on average equity (annualized)(8)				7.57			6.11
Average equity to average assets				12.54			12.37
Operating expense ratio(10)				0.86			0.79
Efficiency ratio(11)				42.54			40.84
Pre-tax yield on leverage strategy(12)				0.15			0.22

	For the Three Months Ended
	June 30, 2018			March 31, 2018
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$7,229,325	$64,893	3.59%	$7,194,856	$64,194	3.57%
MBS(2)	985,831	5,921	2.40	938,143	5,390	2.30
Investment securities(2)(3)	295,704	1,307	1.77	305,285	1,094	1.43
FHLB stock	167,889	2,819	6.74	193,477	3,201	6.71
Cash and cash equivalents(4)	1,594,067	7,221	1.79	2,076,109	7,895	1.52
Total interest-earning assets(1)(2)	10,272,816	82,161	3.20	10,707,870	81,774	3.06
Other non-interest-earning assets	304,603			310,401
Total assets	$10,577,419			$11,018,271

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$892,362	79	0.04	$868,878	76	0.04
Savings	382,511	458	0.48	360,471	321	0.36
Money market	1,186,079	1,207	0.41	1,195,699	1,106	0.38
Retail certificates	2,446,695	10,130	1.66	2,432,667	9,541	1.59
Wholesale certificates	409,650	1,713	1.68	403,293	1,436	1.44
Total deposits	5,317,297	13,587	1.02	5,261,008	12,480	0.96
FHLB borrowings(5)	3,674,595	18,501	2.00	4,180,927	18,772	1.81
Repurchase agreements	100,000	640	2.53	100,000	633	2.53
Total borrowings	3,774,595	19,141	2.02	4,280,927	19,405	1.83
Total interest-bearing liabilities	9,091,892	32,728	1.44	9,541,935	31,885	1.35
Other non-interest-bearing liabilities	113,216			115,505
Stockholders' equity	1,372,311			1,360,831
Total liabilities and stockholders' equity	$10,577,419			$11,018,271

Net interest income(6)		$49,433			$49,889
Net interest rate spread(7)(8)			1.76			1.71
Net interest-earning assets	$1,180,924			$1,165,935
Net interest margin(8)(9)			1.92			1.86
Ratio of interest-earning assets
to interest-bearing liabilities			1.13x			1.12x

Selected performance ratios:
Return on average assets (annualized)(8)			0.85%			0.85%
Return on average equity (annualized)(8)			6.52			6.86
Average equity to average assets			12.97			12.35
Operating expense ratio(10)			0.93			0.86
Efficiency ratio(11)			44.68			42.66
Pre-tax yield on leverage strategy(12)			0.07			0.18

(1)	Calculated net of unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $25.4 million and $31.3 million for the nine months ended June 30, 2018 and 2017, respectively, and $23.8 million and $24.8 million for the quarters ended June 30, 2018 and March 31, 2018, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.75 billion and $1.93 billion for the nine months ended June 30, 2018 and 2017, respectively, and $1.43 billion and $1.91 billion for the quarters ended June 30, 2018 and March 31, 2018, respectively.

(5)
Included in this line, for the nine months ended June 30, 2018 and 2017, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $1.84 billion and $2.02 billion, respectively, interest paid of $21.8 million and $12.1 million, respectively, at a rate of 1.56% and 0.79%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.16 billion and $2.28 billion, respectively, interest paid of $33.4 million and $38.7 million, respectively, at a rate of 2.06% and 2.27%, respectively. Included in this line, for the quarters ended June 30, 2018 and March 31, 2018, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $1.50 billion and $2.01 billion, respectively, interest paid of $7.3 million and $7.8 million, respectively, at a rate of 1.92% and 1.55%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.17 billion for each of the two periods, interest paid of $11.2 million and $11.0 million, respectively, at a rate of 2.06% and 2.05%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Nine Months Ended
	June 30, 2018			June 30, 2017
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.95%	(0.17)%	1.12%	0.76%	(0.13)%	0.89%
Return on average equity (annualized)	7.57	0.17	7.40	6.11	0.21	5.90
Net interest margin	1.87	(0.36)	2.23	1.78	(0.35)	2.13
Net interest rate spread	1.72	(0.32)	2.04	1.65	(0.30)	1.95

	For the Three Months Ended
	June 30, 2018			March 31, 2018
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.85%	(0.13)%	0.98%	0.85%	(0.15)%	1.00%
Return on average equity (annualized)	6.52	0.06	6.46	6.86	0.21	6.65
Net interest margin	1.92	(0.32)	2.24	1.86	(0.38)	2.24
Net interest rate spread	1.76	(0.30)	2.06	1.71	(0.34)	2.05

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.